New Jersey Mining Signs Option to Purchase Agreement to Acquire 100-Percent Interest in the Golden Chest Mine

COEUR D'ALENE, Idaho, October 12, 2015 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that it has signed an Option to Purchase Agreement, giving it the right to acquire a 100-percent interest in the Golden Chest Mine.

NJMC formed Golden Chest LLC, which owns the Golden Chest Mine, with Marathon Gold Corporation (TSX:MOZ) (“Marathon”) in 2010 with an objective to explore and develop the property. NJMC is manager and 47.88-percent owner of Golden Chest LLC. Marathon owns the remaining 52.12-percent.

In order to acquire Marathon’s interest, the Agreement calls for NJMC to make a $10,000 down payment, to be followed by a $90,000 payment by November 30, 2015 to execute the Option.  At that point, the Agreement will convert into a Purchase and Sale Agreement, requiring a final $100,000 payment within six months to complete the transaction. Marathon will also retain a 2-percent net smelter return (NSR) royalty on all gold production from the Golden Chest property, as currently held by Golden Chest LLC, and an adjacent Area of Interest.

In September 2013, the Skookum Shoot portion of the Golden Chest Mine was leased to Juniper Resources LLC (“Juniper”) which, through its affiliate companies, spent approximately US$7 to US$9-million to develop a state-of-the-art gold mine that began producing ore in late-2014 and reached full production in May 2015. NJMC processed Golden Chest ore at its New Jersey Mill during the Juniper Lease, earning cash from milling fees and its share of a 2-percent NSR royalty on gold production.

In September 2015, Juniper ceased mining operations and terminated its lease, forfeiting the remaining mineralized material in the Skookum Shoot, along with mine infrastructure, back to Golden Chest LLC. The main Skookum Shoot orebody remains open down-dip and substantial exploration potential remains in other areas including the Skookum up-dip, on-strike extensions such as the Paymaster zone, and in areas of past exploration and historic production to the north.

NJMC CEO Del Steiner stated, “Both parties are in agreement that it is mutually beneficial for the Golden Chest Mine to have consolidated ownership going forward. As noted previously, Juniper and Small Mine Development did an excellent job building the mine and we can use this first-class infrastructure either to resume production or as a platform for exploration and drilling of possible near-mine mineralization.”

NJMC President John Swallow added, “We believe this transaction provides a great opportunity for our shareholders. The Golden Chest Mine and surrounding property has considerable value, providing substantial leverage to higher gold prices and exploration success. Securing 100-percent ownership of a recently operating modern gold mine and a nearby operating mill, within an active mining district, sets us apart from other junior resource companies in today’s difficult market.”

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho where it built and is the majority-owner and operator of a fully-permitted, recently upgraded, 360-tonne per day flotation mill and concentrate leach plant. The Company is manager and 47.88-percent owner of Golden Chest LLC, which owns the Golden

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Chest Mine, an historic lode gold producer on patented claims near Murray, Idaho. The Company’s common stock trades on the OTC Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814